EXHIBIT 23.2

                              CONSENT OF KPMG LLP









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KPMG LLP                                                Telephone (250) 979-7150
CHARTERED ACCOUNTANTS                                   Telefax (250) 763-0044
300 - 1674 Bertram Street                               www.kpmg.ca
Kelowna, BC  V1Y 9G4
Canada



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





The Board of Directors
Cirond Corporation

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated February 10, 2005, contains an explanatory paragraph that states that the Company has an accumulated deficit and negative cash flow from operations, factors which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.






/s/ KPMG LLP


Kelowna, Canada
March 22, 2005














KPMG LLP, s Canadian limited liability partnership is the Canadian Member of KPMG International, a Swiss nonoperating association